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                                                                      EXHIBIT 23

                          Independent Auditors' Consent



The Board of Directors and Shareholders of
Florsheim Group Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-42464 and 333-42495) of Florsheim Group Inc. and subsidiaries of our report dated March 4, 2002, with respect to the consolidated balance sheets of Florsheim Group Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the years ended December 29, 2001, December 30, 2000 and January 1, 2000, and the related financial statement schedule, which report appears in the December 29, 2001 annual report on Form 10-K of Florsheim Group Inc.

Our report dated March 4, 2002 contains an explanatory paragraph that states that the Company voluntarily filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


Chicago, Illinois
March 27, 2002